Exhibit 99.1

News Release

EPIQ SYSTEMS, INC. ANNOUNCES THIRD QUARTER 2006 RESULTS

Change in Accounting Has No Impact on the Company’s
Cumulative Revenue, Operating Income or Net Cash Flow

Kansas City, KS (November 14, 2006)  – Epiq Systems, Inc. (NASDAQ: EPIQ) today announced that on November 13, 2006, the Company received the guidance it had proactively requested from the U.S. Securities and Exchange Commission Office of the Chief Accountant.  As previously reported, in conjunction with a routine review of the Company’s Form S-3 Registration Statement and its periodic reports incorporated by reference therein, the Company requested guidance from the SEC in analyzing the application of certain technical accounting rules pertaining to a business arrangement entered into in the ordinary course of business.

Technical Accounting Review and Reporting Update

As a result of our evaluation of certain revenue recognition rules and guidance from the SEC related to the application of these rules to a specific business arrangement, the Company will restate its audited financial statements for the years ended December 31, 2003, 2004 and 2005, and its unaudited quarterly financial information previously reported for the quarters ended March 31, June 30 and September 30, 2004 and 2005, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and its unaudited quarterly financial information previously reported for the quarters ended March 31 and June 30, 2006, included in the Company’s Quarterly Report on Form 10-Q for those quarters.

The restatement of the Company’s historical financial statements referenced above for this arrangement does not affect the Company’s cumulative revenue or operating income reported over the term of the arrangement from inception of this arrangement in October 2003 through September 30, 2006.  The restated financial statements will, however, reflect the deferral of approximately $66.1 million of revenue recognized during the period beginning fourth quarter of 2003 through the first quarter of 2006.  Approximately $60.1 million of net deferred revenue will be recognized during the second quarter of 2006, and approximately $6.0 million of deferred revenue will be recognized during the third quarter of 2006.  As no basis under GAAP exists to defer the related costs associated with the arrangement, each period’s pre-tax income will be reduced by the full amount of the revenue that is deferred.  Cash was received each month during the term of the arrangement, and previously reported net cash flow results remain unchanged for each period reported from October 2003 through September 30, 2006.

The change in accounting pertains only to the Company’s marketing arrangement with Bank of America for Chapter 7 bankruptcy services and only for the period when this arrangement had a fixed term (October 2003 through September 2006) rather than an open-ended term, as was the case before October 2003 and as is the case presently. During the fixed term period, the Company provided services monthly to approximately 600 end-user trustee clients and received ordinary course cash payments pertaining to the arrangement in each of the 36 months. The practical effect of the restatement is that virtually all revenue from the end-user trustee client relationships for all of the 36 months is being recorded in the final two quarterly periods: approximately $60.1 million in the second quarter of 2006 and approximately $6.0 million in the third quarter of 2006, rather than quarterly, as previously reported.  Revenue recognition during the periods prior to October 2003 remain as previously reported, and revenue recognition for the current arrangement, which began October 1, 2006, will be recorded quarterly, consistent with how revenue was reported for the periods prior to October 2003.  Because of the restatement, the fixed term period (October 2003 to September 2006) is now the only period since the inception of the relationship with Bank of America nearly thirteen years ago when the timing of revenue is not aligned with the periods when the Company delivered services to its trustee clients.

A summary of the restatement is provided in the tables section of this press release.

The efforts of the Company in preparing the request for guidance and the timing of receipt of the final guidance from the SEC Office of the Chief Accountant did not permit the Company to complete the preparation of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, within the normal time frame for a filing of that report on or before November 9, 2006.  The Company has filed a Form 12b-25 which provides for the filing on or before the fifth calendar day following the prescribed due date.  The Company will file its Quarterly Report on Form 10-Q today, which is within the allowable extension time frame.

Third Quarter 2006 and September 30, 2006 Year-to-Date Financial Results Summary

Certain amounts related to our financial results for the three and nine month periods ended September 30, 2005 have been restated, and where applicable, all references below are to the restated amounts.

Results of operations for the third quarter of 2006 reflect operating revenue before reimbursed direct costs of $34.4 million, compared to $20.1 million for the year ago quarter.  As a result of the accounting change, for the three months ended September 30, 2006, the Company recognized $6.0 million of previously deferred revenue; during the same period in the prior year, the Company had deferred $5.7 million of revenue.  September 30, 2006 year-to-date operating revenue before reimbursed direct costs of $161.1 million compared to $59.2 million last year.  As a result of the accounting change, for the nine months ended September 30, 2006, the Company recognized $59.7 million of previously deferred revenue; during the same period in the prior year, the Company had deferred $18.8 million of revenue.

Net income for the third quarter of 2006 was $2.7 million or $0.13 per share compared to net income of $0.5 million or $0.03 per share for the year ago quarter.  September 30, 2006 year-to-date net income was $37.2 million or $1.65 per share compared to $0.2 million or $0.01 per share for the prior year.

Third quarter 2006 net cash provided by operating activities was $5.2 million, a 53% increase compared to $3.4 million for the year ago quarter.  September 30, 2006 year-to-date net cash provided by operating activities was $23.6 million, a 72% increase compared to $13.7 million for the prior year.  A condensed consolidated cash flow statement is attached.

Epiq Systems’ management also evaluates the following non-GAAP financial measures: (i) Non-GAAP Adjusted EBITDA (net income before interest/ financing, taxes, depreciation, amortization, share based compensation, and acquisition related expenses, adjusted to include deferred revenue accounted for under SOP 97-2 in the period in which the services were provided and to exclude the revenue in the later period in which it is recognized) and (ii) Non-GAAP net income (net income before amortization of acquisition related intangibles, share based compensation, acquisition-related expenses, capitalized loan fee amortization, and embedded option mark-to-market expense/convertible debt accretion, adjusted to include deferred revenue accounted for under SOP 97-2 in the period in which the services were provided and to exclude the revenue in the later period in which it is recognized, all net of tax).  Reconciliation statements for non-GAAP adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share are attached.

Non-GAAP Adjusted EBITDA was $7.2 million, compared to $10.2 million for the year ago quarter.  September 30, 2006 year-to-date non-GAAP Adjusted EBITDA was $30.0 million, compared to $30.0 million for the prior year.

Non-GAAP net income for the third quarter of 2006 was $1.0 million or $0.06 per share compared to $5.3 million or $0.28 per share for the year ago quarter.  September 30, 2006 year-to-date non-GAAP net income was $8.1 million or $0.39 per share compared to $15.3 million or $0.83 per share for the prior year.  Non-GAAP net income includes interest expense, which increased $0.9 million in the third quarter of 2006 and $4.9 million year-to-date compared to last year. The increase in interest expense is primarily attributable to bank debt utilized to finance the November 15, 2005 acquisition of the Company’s electronic discovery business. As of November 9, 2006 the Company has reduced its bank borrowings by $28.0 million since the electronic discovery acquisition.

Tom W. Olofson, chairman and CEO, and Christopher E. Olofson, president and COO of Epiq Systems stated, “During the third quarter, we achieved several important strategic objectives that strengthen the company significantly. Nonetheless, our operating results for the quarter were lower than expected, primarily because of reduced new client engagements for class action solutions. We have just appointed a new managing director to lead our class action business, have recruited new sales executives, and are realigning the sales department to position the business for future growth.

Additionally, we have recently appointed new managing directors for each of our electronic discovery and corporate restructuring businesses. The arrival of the three new executives provides significant new management depth as we execute on our long-term business plan.

Our integration of the nMatrix acquisition remains on course, and we are pleased with this year’s revenue increase in the electronic discovery marketplace, particularly given the transitional nature of the first year following the acquisition. We remain focused on long-term leadership in this growing market and continue to make extensive investments, including management and sales recruiting, technology, and new office locations.

We are pleased to have concluded our discussions with the SEC regarding the change in accounting treatment.  The resulting changes are reflected in our third quarter results, and prior period changes are summarized in this press release.  We plan to submit updated filings to reflect the prior period changes as soon as practicable.

As planned, 2006 has been a year of significant investment, and we are looking forward to capitalizing on these investments in 2007 and 2008.”

Recent key events include:

•                  Advancing the company’s long-term strategic business plan and furthering the integration of the company’s major recent acquisitions, new managing directors were appointed during the third quarter to assume leadership in three of the four major markets in which the company operates. The market areas and new executives are:

•                  Electronic Discovery Solutions - William Carter, formerly a Vice President of LexisNexis

•                  Class Action and Claims Solutions - Timothy B. Corcoran, formerly a Vice President of LexisNexis

•                  Corporate Restructuring Solutions - Lorenzo Mendizabal, formerly senior vice president of Epiq Systems and previous president of The Trumbull Group

•                  In recent months, the company has recruited new sales and client relationship executives in New York, London, Chicago, Los Angeles, and northern California.

•                  The company enhanced the management depth of its electronic discovery business by completing the recruitment of a strengthened middle management tier across all departments. The first year anniversary of the nMatrix acquisition will be November 15, 2006.

•                  The company opened a full-service office (including sales, client services and technology support) of its electronic discovery business in Los Angeles.

•                  Epiq Systems previewed version 11.7 of its TCMS Chapter 7 case management software at the annual meeting of the National Association of Bankruptcy Trustees.

•                  In the first year after the nMatrix acquisition, Epiq Systems appeared on the top 20 Electronic Discovery Service Providers list in the 2006 Socha Gelbmann Survey.  The survey indicates the electronic discovery market has a 2-year projected 55% CAGR, with 2005 revenue of $0.8 billion projected to reach $2.0 billion in 2007.

•                  1.48 million bankruptcies were filed in the U.S. Court’s annual period ended June 30, 2006.

•                  The Federal Reserve reported that both corporate debt and consumer credit increased compared to the prior year, reaching $5.5 trillion and $2.4 trillion, respectively, as of June 30, 2006.

•                  Since June 2003, the Federal Open Market Committee has raised the federal funds rate 17 times from its low of 1.0% to the current 5.25%.

Conference Call

The Company will host a conference call today at 3:30 p.m. central time to discuss these results.  The Internet broadcast of the call can be accessed at www.epiqsystems.com. To listen by phone, call (800) 683-1565 before 3:30 p.m. central time.  The archive of the Internet broadcast will be available on the company’s website until the next earnings update.  A recording of the call will be available through December 16, 2006 beginning approximately two hours after the call ends.  To access the replay, call (877) 519-4471 and enter pin #8092403.

Company Description
Epiq Systems is a provider of technology-based solutions for the legal and fiduciary services industries.  Our solutions enable clients to optimize the administration of complex legal proceedings, including electronic discovery, bankruptcy administration, class action administration, mass tort and other similar legal proceedings.  Epiq Systems’ clients include leading law firms, corporate legal departments, bankruptcy trustees and other professional advisors who require sophisticated case administration and document management capabilities, extensive subject matter expertise, and a high service capacity.  We provide clients an integrated offering of both proprietary technology and value-added services that comprehensively addresses their extensive business requirements.  For more information, visit us online at www.epiqsystems.com.

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, including those relating to the possible or assumed future results of our operations and financial condition.  These forward-looking statements are based on our current expectations and may be identified by terms such as “believe,” “expect,” “anticipate,” “should,” “planned,” “may,” “goal,” “objective” and “potential.”  Because forward-looking statements involve future risks and uncertainties, listed below are a variety of factors that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements.  These factors include (1) the resolution of the accounting matter that we have presented to the SEC Office of the Chief Accountant and risks associated with the market reaction to the restatement of our financial statements as a result, (2) potential events of non-compliance under our senior credit agreement and convertible notes agreement as a result of the restatement of our financial statements and other risks associated with our indebtedness, (3) the expenses associated with the resolution of this technical accounting matter, including anticipated future expenses associated with the restatement, waivers or amendments under our debt agreements and related regulatory-related accounting and legal expenses, (4) risks associated with the application of complex accounting rules to unique transactions, including the risk that good faith application of those rules and audits of those results may be later reversed by new interpretations of those rules or new views regarding the application of those rules, (5) any material changes in our total number of client engagements and the volume associated with each engagement, including the results for 2006 to date in our class action client engagements, (6) any material changes in our Chapter 7 deposit portfolio, the services required or selected by our electronic discovery, Chapter 11, Chapter 13, class action or mass tort engagements, or the number of cases processed by our Chapter 13 bankruptcy trustee clients, (7) material changes in the number of bankruptcy filings, class action filings or mass tort actions each year, (8) our reliance on our marketing and pricing arrangements with Bank of America and other depository banks,  (9) risks associated with the integration of acquisitions, particularly nMatrix, into our existing business operations, and (10) other risks detailed from time to time in our SEC filings, including our annual report on Form 10-K.   In addition, there may be other factors not included in our SEC filings that may cause actual results to differ materially from any forward-looking statements. We undertake no obligations to update any forward-looking statements contained herein to reflect future events or developments.

For more information:

Mary Ellen Berthold, Epiq Systems, Inc., telephone: 913-621-9500, email: ir@epiqsystems.com

(Tables follow)

EPIQ SYSTEMS, INC. AND SUBSIDIARIES
SELECTED SUMMARY OF RESTATED RESULTS
(In thousands, except per share data)
(Unaudited)

	2003		2004					2005					2006
	Q4	YTD	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD	Q1	Q2
Total Revenue:
As previously filed	18,402	67,936	26,012	34,908	35,694	28,806	125,420	31,461	31,635	32,016	35,684	130,796	44,656	40,411
Adjustment	(8,156)	(8,156)	(8,361)	(6,640)	(6,068)	(5,983)	(27,052)	(6,817)	(6,283)	(5,722)	(5,644)	(24,466)	(6,438)	60,085
Restated	10,246	59,780	17,651	28,268	29,626	22,823	98,368	24,644	25,352	26,294	30,040	106,330	38,218	100,496

Net Income (Loss):
As previously filed	(1,139)	8,707	1,737	3,991	2,084	1,918	9,730	3,250	2,904	3,087	1,707	10,948	2,030	528
Adjustment	(4,930)	(4,930)	(4,199)	(4,228)	(4,558)	(3,368)	(16,353)	(5,378)	(1,068)	(2,592)	(5,752)	(14,790)	(3,779)	35,764
Restated	(6,069)	3,777	(2,462)	(237)	(2,474)	(1,450)	(6,623)	(2,128)	1,836	495	(4,045)	(3,842)	(1,749)	36,292

Diluted EPS:
As previously filed	(0.06)	0.48	0.10	0.22	0.11	0.10	0.52	0.17	0.15	0.16	0.09	0.56	0.10	0.03
Adjustment	(0.28)	(0.27)	(0.24)	(0.23)	(0.25)	(0.18)	(0.89)	(0.29)	(0.05)	(0.13)	(0.31)	(0.77)	(0.19)	1.56
Restated	(0.34)	0.21	(0.14)	(0.01)	(0.14)	(0.08)	(0.37)	(0.12)	0.10	0.03	(0.22)	(0.21)	(0.09)	1.59
					.
Cash Flow from Operations:
As previously filed	8,322	20,651	(2,608)	17,877	5,118	11,202	31,589	1,707	8,607	3,423	13,501	27,238	5,656	12,670
Adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Restated	8,322	20,651	(2,608)	17,877	5,118	11,202	31,589	1,707	8,607	3,423	13,501	27,238	5,656	12,670

Deferred Revenue:
As previously filed (a)	41	41	45	60	91	58	58	59	59	960	550	550	915	818
Adjustment	8,156	8,156	16,517	23,157	29,225	35,208	35,208	42,025	48,308	54,030	59,674	59,674	66,112	6,027
Restated	8,197	8,197	16,562	23,217	29,316	35,266	35,266	42,084	48,367	54,990	60,224	60,224	67,027	6,845

(a) included as a component of other accrued expenses

The above table does not reflect changes in debt classification or deferred tax assets and liabilities resulting from the restatement.

EPIQ SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
		(as restated)		(as restated)
REVENUE:
Case management services	$22,353	$12,197	$65,653	$38,132
Case management bundled software license, software upgrade and postcontract customer support services	7,445	550	68,922	1,146
Document management services	4,591	7,373	26,495	19,895
Operating revenue before reimbursed direct costs	34,389	20,120	161,070	59,173
Operating revenue from reimbursed direct costs	4,643	6,174	16,676	17,118
Total Revenue	39,032	26,294	177,746	76,291

COSTS AND EXPENSES:
Direct costs of services (exclusive of depreciation and amortization shown separately below)	9,260	8,576	36,403	24,778
Reimbursed direct costs	4,685	6,199	16,852	17,296
General and administrative	12,411	7,035	36,469	23,071
Depreciation and software and leasehold amortization	2,633	1,732	7,424	5,281
Amortization of identifiable intangible assets	3,027	1,442	8,672	4,492
Acquisition related	—	114	250	114
Total Operating Expenses	32,016	25,098	106,070	75,032

INCOME FROM OPERATIONS	7,016	1,196	71,676	1,259

INTEREST EXPENSE (INCOME):
Interest income	(23)	(28)	(111)	(106)
Interest expense	2,523	1,623	9,215	4,309
Net Interest Expense	2,500	1,595	9,104	4,203

INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES	4,516	(399)	62,572	(2,944)

INCOME TAX PROVISION (BENEFIT)	1,835	(894)	25,348	(3,147)

NET INCOME	$2,681	$495	$37,224	$203

NET INCOME PER SHARE INFORMATION:
Net income per share – Diluted	$0.13	$0.03	$1.65	$0.01

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – DILUTED	22,911	18,861	23,065	18,402

EPIQ SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2006	2005
		(as restated)
ASSETS
ASSETS:
Cash and cash equivalents	$4,026	$13,563
Trade receivables, net	32,634	33,504
Property and equipment, net	23,186	23,751
Goodwill	260,834	249,427
Other intangibles, net	46,797	53,399
Other	16,562	44,827

Total Assets	$384,039	$418,471

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Accounts payable	$5,053	$7,954
Deferred revenue	826	60,224
Indebtedness	160,206	173,548
Other liabilities	35,520	36,277
STOCKHOLDERS’ EQUITY	182,434	140,468

Total Liabilities and Stockholders’ Equity	$384,039	$418,471

EPIQ SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
		(as restated)		(as restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,681	$495	$37,224	$203
Non-cash adjustments to net income:
Depreciation and amortization	5,660	3,174	16,096	9,773
Other, net	1,981	(935)	24,670	(4,860)
Changes in operating assets and liabilities, net	(5,073)	689	(54,415)	8,621
Net cash provided by operating activities	5,249	3,423	23,575	13,737

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for business combinations, net	(101)	(650)	(3,586)	(650)
Other	(1,991)	(2,607)	(8,502)	(4,013)
Net cash used in investing activities	(2,092)	(3,257)	(12,088)	(4,663)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments on indebtedness	(6,923)	(1,423)	(23,643)	(10,104)
Other	979	724	2,619	903
Net cash used in financing activities	(5,944)	(699)	(21,024)	(9,201)

NET DECREASE IN CASH AND CASH EQUIVALENTS	$(2,787)	$(533)	$(9,537)	$(127)

EPIQ SYSTEMS, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO
NON-GAAP NET INCOME
(In thousands)
(Unaudited)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005

NET INCOME	$2,681	$495	$37,224	$203

Plus (net of tax):
Deferred revenue (SOP 97-2)	(3,646)	3,462	(36,103)	11,387
Amortization of acquisition intangibles	1,831	872	5,247	2,718
Share based compensation	374	—	1,091	—
Acquisition related expense	—	69	151	69
Loan fee amortization	222	168	663	507
Non-cash embedded option charges	(441)	267	(168)	462
	(1,660)	4,838	(29,119)	15,143

NON-GAAP NET INCOME	$1,021	$5,333	$8,105	$15,346

EPIQ SYSTEMS, INC. AND SUBSIDIARIES
RECONCILIATION OF EPS TO
NON-GAAP EPS
(Unaudited)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005 *	2006	2005 *

EPS (on a diluted basis)	$0.13	$0.03	$1.65	$0.01

Plus (net of tax):
Deferred revenue (SOP 97-2)	(0.16)	0.18	(1.57)	0.61
Amortization of acquisition intangibles	0.08	0.05	0.23	0.15
Share based compensation	0.02	—	0.05	—
Acquisition related expense	—	—	0.01	—
Loan fee amortization	0.01	0.01	0.03	0.03
Non-cash embedded option charges	(0.02)	0.01	(0.01)	0.03
	(0.07)	0.25	(1.26)	0.82

NON-GAAP EPS (on a diluted basis)	$0.06	$0.28	$0.39	$0.83

*      The EPS calculation excludes adjustments related to convertible debt as such adjustments are antidilutive.

EPIQ SYSTEMS, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO
NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005

NET INCOME	$2,681	$495	$37,224	$203

Deferred revenue (SOP 97-2)	(6,027)	5,722	(59,674)	18,822
Acquisition related expense	—	114	250	114
Depreciation and amortization	5,660	3,174	16,096	9,773
Share based compensation	579	—	1,671	—
Expenses related to financing	2,500	1,595	9,104	4,203
Provision for (benefit from) income taxes	1,835	(894)	25,348	(3,147)
	4,547	9,711	(7,205)	29,765

NON-GAAP ADJUSTED EBITDA	$7,228	$10,206	$30,019	$29,968

EPIQ SYSTEMS, INC. AND SUBSIDIARIES
EPS CALCULATION
(In thousands, except per share data)
(Unaudited)

	Three months ended			Nine months ended
	September 30,	September 30,		September 30,	September 30,
	2006	2005		2006	2005
		(as restated)			(as restated)

NET INCOME	$2,681	$495		$37,224	$203
Interest expense adjustment for convertible debt	305	—	*	904	—	*

ADJUSTED FOR DILUTED CALCULATION	$2,986	$495		$38,128	$203

DILUTED WEIGHTED AVERAGE SHARES	19,442	17,942		19,372	17,911
Adjustment to reflect stock options	612	919		836	491
Adjustment to reflect convertible debt shares	2,857	—	*	2,857	—	*

ADJUSTED FOR DILUTED CALCULATION	22,911	18,861		23,065	18,402

NET INCOME PER SHARE - DILUTED	$0.13	$0.03		$1.65	$0.01

* Convertible debt shares are antidilutive and are excluded from EPS calculation.

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